Exhibit 10.2

March 31, 2022

To the Holders of Janel Corporation Series C Cumulative Preferred Stock:

As you know, Janel Corporation’s Series C Cumulative Preferred Stock, par value $0.001 per share (the “Preferred C Shares”) is held by you as follows:

Oaxaca Group	15,805 shares
John Joseph Gonzalez II	250 shares
John Eidinger	4,905 shares.

Following discussions with you, Janel Corporation (“Janel”) hereby offers (the “Offer”) to purchase your Preferred C Shares, including your rights to accrued but unpaid dividends on your Preferred C Shares, for either (i) a purchase price of approximately $620.00 - $640.00 per share (the “Cash Consideration”), or (ii) in exchange for shares of Janel’s Common Stock, par value $0,001 per share (the “Common Stock”) at a per share of Common Stock value equal to the closing price per share on March 30, 2022 (the “Stock Consideration”).

If you accept Janel’s Offer, the following will be the terms of the purchase:

Purchase of the Shares.  At the closing of the sale and purchase of your Preferred C  Shares (the “Closing”), Janel will purchase from you, and you will sell, assign and transfer to Janel, effective as of the Closing date, good and marketable title to the Preferred C Shares held by you and with respect to which you accept Janel’s Offer (the “Sale Shares”), together with all rights associated with the Sale Shares, including, without limitation, the right to receive accrued and/or future dividends on the Sale Shares (the “Preferred C Rights”), free and clear of any and all liens, claims or encumbrances of every nature whatsoever.

Consideration.  The consideration to be paid by Janel for the purchase of the Sale Shares and all of Preferred C Rights associated therewith is the Cash Consideration or the Stock Consideration, as selected by you below.

Closing.  The Closing shall take place by March 31, 2022.  At the Closing, you will execute an assignment of the Sale Shares to Janel, and Janel will pay you the full consideration for the Sale Shares as selected by you herein.

Your Representations and Warranties.  If you accept Janel’s Offer, you represent and warrant to Janel that:

•	You have good and mar-ketable title to the Sale Shares held by you free and clear of any lien, claim or encumbrance.

•
You are involved in the day-to-day management of Janel and its subsidiaries and with the strategic and other future plans of Janel, and you are completely familiar with Janel’s operations and detailed financial information and business and financial prospects.  Without limiting the generality of the foregoing, you acknowledge that you are aware that Janel has expansion and growth plans which may increase the value of Janel, but that, as a sophisticated investor and as someone very familiar with Janel’s various business segments, you nevertheless desire to transfer the Sale Shares to Janel pursuant to the terms hereof.

Binding Agreement.  This Offer, if accepted by you, will be an agreement binding upon and inuring to the benefit of you and Janel and our respective successors and assigns.

Entire Agreement.  If accepted by you, this agreement will constitute the entire agreement between you and Janel hereto with respect to the subject matter hereof, superseding all prior negotiations, correspondence, understandings and agreements, if any, between us, and no amendment or modification of this agreement will be binding on you or Janel unless made in writing and duly executed by you and Janel.  There are no oral or implied agreements and no oral or implied warranties between you and Janel with respect to the subject matter hereof other than those expressed herein.

Further Assurances.  Each of you and Janel agrees to execute, acknowledge, seal and deliver, after the date hereof, such further assurances, instruments and documents and to take such further actions as reasonably requested in order to fulfill the intent of this agreement and the transactions contemplated hereby.

Please indicate below your acceptance or rejection of this Offer and return your executed indication to Janel.  Facsimile and counterpart signatures are acceptable.

Very truly yours,

JANEL CORPORATION

By:	/s/
Dominique Schulte
President and CEO

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OFFER ACCEPTED	OFFER REJECTED

Number of Sale Shares: ________

Select One:
____ Cash Consideration, $_____ per share	[signature]

____ Stock Consideration, calculated at
$_____ per share of Common Stock	[print name]

[signature]

[print name]